                                                                    Exhibit 99.1
CONTACT:                                                  FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



            BLYTH INDUSTRIES REPORTS SECOND QUARTER NET SALES UP 27%
                    EPS, AT $0.34, INCREASES 31% YEAR-TO-YEAR

GREENWICH, CT, September 1, 1999: Blyth Industries, Inc. (NYSE:BTH) reported today that second quarter Net Sales increased by 27% to $229,863,000 compared with $181,011,000 a year earlier. Operating Profit rose 33% to $30,086,000 when compared to $22,591,000 in the prior year period. Net Earnings for the quarter increased 29% to $16,430,000 from $12,725,000 a year earlier. Diluted Net Earnings Per Share for the first quarter were $0.34, up 31% from $0.26 per share during the same period last year.

Net sales for the six months ended July 31, 1999 totaled $474,136,000, a 24% increase over the $382,041,000 reported a year ago. Operating profit for the six months increased 30% from $48,301,000 to $62,681,000. Net earnings of $34,967,000 increased 28% compared to $27,397,000 for the prior year period. Diluted Net Earnings Per Share were $0.71, up 29% compared to $0.55 for last year's first half.

Commenting on the strong second quarter results, Robert B. Goergen, Chairman of the Board and CEO, said "Most of the 27% increase in net sales was driven by double digit growth in each of our major consumer brands. This was complemented by an approximately 8 percentage point contribution from Liljeholmens and Colony which were not included in the prior year period." Regarding operating results, Mr. Goergen added, "The company's overall product mix and continued efficiencies in product sourcing, manufacturing and distribution more than offset the reduction in operating margins which resulted from the inclusion of Liljeholmens in this year's second quarter. Over time, we expect improved operating margins in our European retail business as we introduce the higher margin fragranced products on the Continent."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod-REGISTRATION MARK-, PartyLite Gifts-REGISTRATION MARK-, Carolina Designs-REGISTRATION MARK-, Ambria-TM-, Canterbury-REGISTRATION MARK-, Florasense-REGISTRATION MARK-, Jeanmarie-REGISTRATION MARK- and FilterMate-REGISTRATION MARK- and in Europe under Gies-TM-, Liljeholmens-REGISTRATION MARK-, Eclipse Candles-TM- and Colony-REGISTRATION MARK-. It is also a leading producer of portable heating fuel products sold under the Sterno-REGISTRATION MARK- and Handy Fuel-REGISTRATION MARK- brand names. Net Sales for the twelve months ended July 31, 1999 totaled $967,160,000.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Annual Report on Form 10-K for the year ended January 31, 1999. The COLONY-REGISTRATION MARK- and ECLIPSE CANDLES-TM- trademarks are registered in the United Kingdom and other countries outside of the United States. Blyth's products Under the COLONY-REGISTRATION MARK- and ECLIPSE CANDLES-TM- marks are offered and sold only outside of the United States, and are not available in the United States. COLONY-REGISTRATION MARK- and ECLIPSE CANDLES-TM- brand products sold in the United States are in no way associated with Blyth, and are made and sold by another company.


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                             BLYTH INDUSTRIES, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                            Three Months           Three Months            Six Months            Six Months
                                           Ended July 31,         Ended July 31,         Ended July 31,        Ended July 31,
                                            1999 (1), (2)              1998              1999 (1), (2)              1998
                                          ------------------     -----------------      -----------------     ------------------

Net sales                                         $ 229,863             $ 181,011              $ 474,136              $ 382,041
Cost of goods sold                                   98,198                76,235                201,991                158,842
                                          ------------------     -----------------      -----------------     ------------------
    Gross profit                                    131,665               104,776                272,145                223,199
Selling and shipping                                 78,405                62,768                163,790                135,132
Administrative                                       22,535                18,906                 44,399                 38,748
Amortization of goodwill                                639                   511                  1,275                  1,018
                                          ------------------     -----------------      -----------------     ------------------
                                                    101,579                82,185                209,464                174,898
                                          ------------------     -----------------      -----------------     ------------------
    Operating profit                                 30,086                22,591                 62,681                 48,301
                                          ------------------     -----------------      -----------------     ------------------
Other expense (income)
  Interest expense                                    2,492                 1,645                  4,376                  3,368
  Interest income/other                                 (64)                  (68)                  (184)                  (124)
  Equity in earnings of investee                        863                   162                  1,276                    202
                                          ------------------     -----------------      -----------------     ------------------
                                                      3,291                 1,739                  5,468                  3,446
                                          ------------------     -----------------      -----------------     ------------------
    Earnings before income taxes
    and minority interest                            26,795                20,852                 57,213                 44,855
Income tax expense                                   10,287                 8,195                 21,970                 17,623
                                          ------------------     -----------------      -----------------     ------------------
    Earnings before minority interest                16,508                12,657                 35,243                 27,232
Minority interest                                        78                   (68)                   276                   (165)
                                          ------------------     -----------------      -----------------     ------------------
    Net earnings                                  $  16,430             $ 12,725               $  34,967              $   27,397
                                          ------------------     -----------------      -----------------     ------------------
                                          ------------------     -----------------      -----------------     ------------------

Basic:
    Net earnings per common share                 $    0.34             $    0.26              $    0.72              $    0.56
    Weighted average number of                       48,488                49,173                 48,714                 49,144
           shares outstanding
Diluted:
    Net earnings per common share                 $    0.34             $    0.26              $    0.71              $    0.55
    Weighted average number of                       48,893                49,653                 49,076                 49,643
          shares outstanding




                                                    CONSOLIDATED BALANCE SHEETS
                                                           (IN THOUSANDS)
                                                             (Unaudited)

                                                July 31, 1999 (3)       July 31, 1998
                                                ------------------     -----------------
Assets
  Cash and Cash Equivalents                              $ 20,172              $ 12,199
  Accounts Receivable, Net                                 75,081                48,460
  Inventories                                             234,093               161,559
  Property, Plant & Equipment, Net                        252,317               176,736
  Other Assets                                            109,422                66,413
                                                ------------------     -----------------
                                                         $691,085              $465,367
                                                ------------------     -----------------
                                                ------------------     -----------------

Liabilities and Stockholders' Equity
  Bank Debt                                              $215,813              $ 87,223
  Senior Notes                                             21,429                25,000
  Other Liabilities                                       118,719                78,338
  Stockholders' Equity                                    335,124               274,806
                                                ------------------     -----------------
                                                         $691,085              $465,367
                                                ------------------     -----------------
                                                ------------------     -----------------

----------------------

(1) As a result of the Company's December 1998 purchase of approximately 79% of Liljeholmens Stearinfabriks AB voting common stock, the results of operations of Liljeholmens are included in the Consolidated Statement of Earnings of the Company. The minority shareholders' approximately 61% economic interest is reflected within minority interest.

(2) In May 1999, the Company purchased the remaining 50% interest in Colony Gift Corporation Ltd. from its shareholders. The results of operations of Colony Gift are included in the Consolidated Statement of Earnings of the Company as of June 1999.

(3) The balance sheets of Liljeholmens (adjusted for the June 1999 increase in ownership to 99%) and Colony Gift are included in the July 31, 1999 Consolidated Balance Sheet of the Company. Before including Liljeholmens and Colony Gift, key balance sheet amounts would be: Accounts Receivable $59,172; Inventory $193,082; Fixed Assets $196,947; Bank Debt $159,059.